Exhibit 99.1

VITAMIN SHOPPE, INC.	NEWS RELEASE
300 Harmon Meadow Blvd
Secaucus, NJ 07094
(201) 868-5959
VitaminShoppe.com

THE VITAMIN SHOPPE® ANNOUNCES CHIEF FINANCIAL OFFICER RESIGNATION

— PROMOTES CHARLES KNIGHT AS INTERIM CHIEF FINANCIAL OFFICER

SECAUCUS, NJ (March 26, 2019) – Vitamin Shoppe, Inc. (NYSE: VSI) (the “Company”), an omni-channel, specialty retailer of nutritional products, today announced that Bill Wafford resigned from his current position as Executive Vice President - Chief Financial Officer of the Company, effective April 5, 2019, in order to take a position as Chief Financial Officer at J. C. Penney Company, Inc.

In connection with Mr. Wafford’s resignation, the Company will name Charles Knight as the Company’s Interim Chief Financial Officer. Mr. Knight, 54, currently serves as the Company’s Senior Vice President – Chief Accounting Officer. Prior to joining the Company, Mr. Knight was employed at Toys “R” Us, Inc. since 1990, and has held positions of increasing responsibility, most recently as Senior Vice President-Corporate Controller (2010-2018). Prior to joining Toys “R” Us, he was a Senior Accountant at Deloitte & Touche LLP from 1986. Mr. Knight received a Bachelor degree in accounting from Fairfield University (Connecticut), and is a Certified Public Accountant.

Commenting on the CFO changes, Sharon Leite, the Company’s Chief Executive Officer stated, “We greatly appreciate the contributions Bill has made during his time at the Vitamin Shoppe and we wish him the very best in his new position. We are excited for Chuck to take on this new role as Interim CFO. His solid finance and accounting experience is key as we work to drive the Company’s financial and operating performance.”

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is an omni-channel, specialty retailer of nutritional products based in Secaucus, New Jersey. In its stores and on its website, the Company carries a comprehensive retail assortment including: vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering products from approximately 700 national brands, the Vitamin Shoppe also carries products under The Vitamin Shoppe ®, BodyTech ®, True Athlete ®, MyTrition ®, plnt ®, ProBioCare ®, and Next Step ® brands. The Vitamin Shoppe conducts business through more than 750 company-operated retail stores under The Vitamin Shoppe and Super Supplements retail banners, and through its website, www.vitaminshoppe.com. Follow the Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

CONTACTS:

Analysts and Investors:

Kathleen Heaney

646-912-3844 OR 201-552-6430

ir@vitaminshoppe.com

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